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                                                                    EXHIBIT 99.1


IMMEDIATE RELEASE                           Contact:  Jenny Haynes
                                            Vice President, Investor and
                                            Corporate Communications
                                            (214) 245-3164


                        ODYSSEY ANNOUNCES STOCK DIVIDEND

         DALLAS, TEXAS (July 18, 2003) - Odyssey HealthCare Inc., (Nasdaq: ODSY) today announced that its Board of Directors has authorized a three-for-two stock split payable in the form of a fifty percent stock dividend to be distributed on August 12, 2003, to stockholders of record at the close of business on July 28, 2003.

         "The company has a record of strong operating performance which the market has recognized," said Richard R. Burnham, chairman and chief executive officer. "We believe the three-for-two split will further improve trading liquidity and broaden ownership of the company's common stock."

         The company currently has approximately 23.9 million shares of common stock outstanding. Subsequent to the payment date of the stock dividend, the company will have approximately 35.9 million shares of common stock outstanding.

         The company had a similar three-for-two stock split effective Feb. 21, 2003.

         Based in Dallas, Tex., Odyssey has 67 hospice locations in 26 states. In terms of both average daily patient census and number of locations, the company is one of the largest providers of hospice care in the country. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.

         Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on current management expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, general market conditions and the disclosure contained under the heading "Some Risks Related to Our Business" in "Item 1. Business" of Odyssey's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2003. Many of these factors are beyond the ability of the company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management's views only as of the date hereof. The company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

                                       End